Exhibit 99.1

Vaxart Announces First Quarter 2018 Financial Results

and Corporate Update

SOUTH SAN FRANCISCO, Calif., May 15, 2018 – Vaxart, Inc. (Nasdaq: VXRT), a clinical-stage biotechnology company developing oral recombinant vaccines that are administered by tablet rather than by injection, today announced financial results for the first quarter ended March 31, 2018 and provided a corporate update.

“Since the start of this year, we have made considerable progress advancing our business objectives and progressing our oral vaccine candidates as well as teslexivir®  for the treatment of condyloma caused by HPV,” said Wouter Latour, chief executive officer of Vaxart. “Moreover, with the addition of Dr. David Taylor as our new chief medical officer, we are exceedingly well positioned to execute on the clinical strategy for our oral vaccines.   We look forward to continued progress in 2018, with important clinical milestones coming up, including the reporting of topline results from the teslexivir® Phase 2 trial in June and the initiation of the norovirus vaccine clinical studies later this year.”

First Quarter 2018 and Recent Highlights:

Corporate:

•

On February 13, 2018, Vaxart closed its merger with publicly traded Aviragen Therapeutics, Inc.  The combined public entity is now named Vaxart, Inc., and is traded on the Nasdaq Capital market under the ticker symbol “VXRT.”  The operations of Aviragen Therapeutics are included in the financial statements from the date of the merger forward.

•

On April 20, 2018, Vaxart announced it received notification from Daiichi Sankyo Co., Ltd, that sales of Inavir®, a single dose product licensed in Japan to prevent or treat influenza infection, exceeded ¥20 billion in the royalty year ending March 31, 2018, triggering a $5 million milestone payment to Vaxart that will be paid in the second quarter of 2018.

·

On April 19, 2018, Vaxart announced the appointment of Brant Biehn as Senior Vice President, Commercial Operations. Mr. Biehn brings over 27 years of commercial planning, market development and sales experience in the pharmaceutical industry.

•

On May 1, 2018, Vaxart announced the appointment of David Taylor, M.D., as Chief Medical Officer. Dr. Taylor brings over 35 years of experience in medical research, drug and vaccine development and clinical trial management for government organizations, non-profits, academia and both private and public healthcare companies.

First Quarter 2018 Financial Results:

•

Vaxart ended the quarter with cash, cash equivalents and short-term investments of $17.5 million compared to $3.0 million at December 31, 2017. The increase was due to cash received from Aviragen upon consummation of the reverse merger on February 13, 2018, offset by cash used in operations.

•

Revenue for the quarter was $1.5 million compared to $2.3 million in the first quarter of 2017.  Revenue from the contract with HHS BARDA decreased $1.7 million as activities are winding down. Royalty revenue from sales of Relenza® and Inavir®, which were acquired in the merger, amounted to $0.9 million since the date of the merger. Most of the quarter’s royalty revenue, including the $5 million Inavir® milestone, was earned prior to the merger and is reflected as $11.1 million in accounts receivable as of March 31, 2018.

•

Research and development expenses were $3.4 million for the quarter compared to $3.9 million for the first quarter of 2017. The decrease was primarily due to reduced activity under Vaxart’s contract with HHS BARDA, offset by clinical expenses relating to Aviragen’s operations since the date of the merger.

•

General and administrative expenses were $2.0 million for the first quarter of 2018, compared to $0.7 million for the first quarter of 2017. The increase was primarily due to the additional costs of being a public company, merger-related costs and the overlap of personnel during the transition of operations following the merger.

•

The excess of the estimated fair value of net assets acquired over the consideration paid for Aviragen resulted in a bargain purchase gain, which is included in the statement of operations.  This is a non-cash item.

About Vaxart

Vaxart is a clinical-stage biotechnology company focused on developing oral recombinant protein vaccines based on its proprietary oral vaccine platform. Vaxart’s vaccines are designed to generate broad and durable immune responses that protect against a wide range of infectious diseases and may be useful for the treatment of chronic viral infections and cancer. Vaxart’s vaccines are administered using a convenient room temperature-stable tablet, rather than by injection. Vaxart believes that tablet vaccines are easier to distribute and administer than injectable vaccines, and have the potential to significantly increase vaccination rates. Vaxart’s development programs include oral tablet vaccines that are designed to protect against norovirus, seasonal influenza and respiratory syncytial virus (RSV), as well as a therapeutic vaccine for human papillomavirus (HPV). Vaxart is also developing several small-molecule antiviral drug candidates, including teslexivir (BTA074), an antiviral treatment for condyloma caused by HPV types 6 and 11. For more information, please visit www.vaxart.com.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, prospects, plans and objectives, results from preclinical and clinical trials, commercialization agreements and licenses, beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “believe,” “could,” “potential”, “will” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to the Vaxart’s ability to develop and commercialize its product candidates, clinical results and trial data, Vaxart’s ability to obtain and maintain regulatory approval of its product candidates and Vaxart’s reliance on third party funding, royalties and grants. Vaxart may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, that Vaxart’s product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; and the risks described in the “Risk Factors” sections of the Registration Statement on Form S-4 (file no. 333-222009) and of Vaxart’s periodic reports filed with the SEC. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

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CONTACT:

Carl Mauch

Stern Investor Relations

212-362-1200

vaxart@sternir.com

Vaxart, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2018	December 31, 2017
	(Unaudited)	(1)
Assets
Cash and cash equivalents	$ 17,495	$ 1,571
Short-term investments	—	1,415
Accounts receivable	13,349	630
Prepaid and other current assets	1,052	137
Property and equipment, net	1,014	730
Intangible assets, net	23,627	40
Total Assets	$ 56,537	$ 4,523

Liabilities and stockholders’ equity (deficit)
Accounts payable	$ 1,744	$ 1,390
Accrued and other current liabilities	2,353	1,605
Liability related to sale of future royalties	16,598	—
Secured promissory note	4,736	4,968
Convertible promissory notes, related party	—	35,282
Total liabilities	25,431	43,245
Stockholders’ equity (deficit)	31,106	(38,722)
Total liabilities and stockholders’ equity	$ 56,537	$ 4,523

(1)   Derived from the audited financial statements of Vaxart Biosciences, Inc. for the year ended December 31, 2017,

included on the Form 8-K/A filed with the Securities and Exchange Commission on April 2, 2018.

Vaxart, Inc.

Condensed Consolidated Statements of Operations

 (In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2018	2017
	(Unaudited)	(Unaudited)

Revenue	$ 1,503	$ 2,310
Operating expenses
Research and development	3,408	3,879
General and administrative	2,010	678
Total operating expenses	5,418	4,557
Loss from operations	(3,915)	(2,247)
Bargain purchase gain	6,988	—
Other income and expenses, net	(731)	(549)
Provision for income taxes	(28)	—
Net income (loss)	2,314	$ (2,796)
Net income (loss) attributable to common shareholders	$ 1,975	$ (3,506)
Net income (loss) per share - basic	$ 0.54	$ (25.84)
Shares used in computing net income ( loss ) per share, basic	3,656,350	135,658
Net income (loss) per common share - diluted	$ 0.49	$ (25.84)
Shares used in computing net income ( loss ) per share, diluted	5,299,751	135,658